                            STOCK PURCHASE AGREEMENT


               This Stock Purchase Agreement (this "Agreement"), dated as of August 20, 1999, is entered into between Curtis Laetz and Linda Laetz, (collectively, the "Seller") and Telescope Acquisition Inc., a Delaware corporation (the "Purchaser").


               WHEREAS, the Seller owns, beneficially and of record, whether or not subject to restrictions, 84,375 shares of common stock, par value $0.01 per share, together with the associated preferred stock purchase rights (the "Rights"), issued pursuant to the Rights Agreement, dated as of August 21, 1998, as amended, by and between Omniquip International, Inc., a Delaware corporation (the "Company") and First Chicago Trust Company of New York as Rights Agent, (the "Shares") of the Company, and options, whether vested or unvested, to purchase 43,500 Shares of the Company at a price equal to or less than $21 per Share pursuant to the Company's Amended and Restated 1996 Long-Term Incentive Plan; and

               WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, 63,938 Shares owned by the Seller (the "Seller Shares") upon the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

        1.     PURCHASE AND SALE OF SHARES

               1.1 Transfer by Seller of Shares. Simultaneously with the execution of this Agreement and subject to the terms and conditions set forth in this Agreement, the Seller is selling, assigning, transferring and delivering to the Purchaser the Seller Shares, free and clear of all options, pledges, mortgages, security interests, liens, restrictions on voting or transfer or other encumbrances of any nature ("Encumbrances"), other than the restrictions imposed by Federal and state securities laws.

               1.2 Consideration. Simultaneously with the execution of this Agreement and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Seller Shares, the Purchaser is paying the consideration set forth in Section 1.3(b) hereof (the "Purchase Price").

               1.3 The Closing. The closing (the "Closing") of the transactions contemplated by this Agreement is taking place at the offices of Michael, Best & Friedrich in Milwaukee, Wisconsin, simultaneously with the execution of this Agreement by all the parties hereto.

               (a) Deliveries by Seller. At the Closing, the Seller is
delivering or causing to be delivered to the Purchaser the following:
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                                                                               2


               (i) certificates evidencing the Seller Shares, which certificates are properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of the Purchaser, and otherwise in a form acceptable for transfer on the books of the Company; and

               (ii) all other previously undelivered documents required by this Agreement to be delivered by the Seller to the Purchaser at the Closing in connection with the transactions contemplated hereby.

               (b) Deliveries by the Purchaser. At or prior to the Closing, the Purchaser is delivering or causing to be delivered to or for the benefit of the Seller the following:

               (i) to the Seller, as full and complete consideration for the Seller Shares an aggregate amount equal to $1,342,698 (less (A) the Deposit (as defined in Section 1.4) which is being delivered to the Escrow Agent pursuant to Section 1.4 and (B) any amounts paid to Robert
        W. Baird & Co., Inc. as directed by Seller), by bank check;

               (ii) all other previously undelivered documents required by this Agreement to be delivered by the Purchaser to the Seller at the Closing in connection with the transactions contemplated hereby;

               (iii) the Deposit to the Escrow Agent as set forth in Section
1.4.

               1.4    Escrow Arrangements.

               (a) Concurrently with the execution of this Agreement, (x) (a) the Purchaser, the Parent, the Seller, and LaSalle Bank National Association, a national banking corporation (the "Escrow Agent") are entering into an Escrow Agreement in substantially the form attached hereto as Exhibit 1.4 (the "Escrow Agreement") pursuant to which the Purchaser and the Seller are establishing an interest-bearing escrow account (the "Escrow Account") with Escrow Agent and (b) the Purchaser acting at the direction of the Seller (which is hereby irrevocably given ) is depositing Three Hundred Eighty-Three Thousand Six Hundred Twenty-Eight dollars ($383,628) from the Purchase Price (the "Deposit") into the Escrow Account, which Deposit shall be held by the Escrow Agent pursuant to the provisions of the Escrow Agreement. The Deposit, together with interest thereon (it being the intent of the parties that as principal is distributed, interest will be distributed proportionately), is referred to herein as the "Escrow Amount". The parties agree that any losses to the principal amount on deposit in the Escrow Account shall be shared equally and that in the event of any such loss all payments hereunder will be reduced accordingly.

               1.5    Application of Escrow Amount.

               Except as set forth in Section 1.9, the Escrow Amount shall be applied as follows:
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                                                                               3


if the Cumulative Performance Benchmark is less than the Minimum Cumulative Escrow Performance Benchmark, then the Escrow Amount shall be paid to the Parent; or

               (i) if the Cumulative Performance Benchmark equals or exceeds the Minimum Cumulative Escrow Performance Benchmark, then the Escrow Amount as set forth on Exhibit 1.5 against the level of Cumulative Performance Benchmark which is the closest to the Cumulative Performance Benchmark achieved shall be paid to Seller promptly following the Instruction Date, and any remaining Escrow Amount shall be paid to the Parent; or

               (ii) if, Purchaser fails to commence the Offer or for any reason, or Purchaser's Offer is terminated without Shares being purchased pursuant to the Offer for any reason other than a sale of the Company at a price higher than Purchaser's Offer, the Escrow Amount shall be paid to the Parent on demand (with all interest earned thereon).

               1.6 Instructions to Escrow Agent. Purchaser and Seller each hereby agrees to instruct the Escrow Agent to apply the amounts in the Escrow Account in accordance with Section 1.5 and each acknowledges and agrees that the Escrow Account shall only be used as provided herein and shall not be used for any other purposes whatsoever.

               1.7 Specific Performance. Each of the parties agrees that monetary damages would be inadequate for any breach of Sections 1.5 and 1.9 and that the other party shall be entitled to specific performance in the event of any such breach. The fees and expenses of the Escrow Agent shall be borne by the Purchaser.

               1.8 Payment Not Compensation. It is expressly agreed that any payment to the Seller from the Escrow Account shall not be treated as or deemed to constitute "compensation" for any purpose, other than as required by law or generally accepted accounting principles.

               1.9    Termination of Employment.

               (a) Notwithstanding any of the foregoing to the contrary, in the event Curtis Laetz terminates his employment without good reason or is terminated for cause (as defined in an Employment Agreement between Curtis Laetz and the Company) at any time prior to December 31, 2002, the Seller shall receive, from the Escrow Account, an amount equal to the lesser of (a) a pro rata portion of the Escrow Amount that the Seller would have been entitled to receive pursuant to Section 1.5 hereof based upon the percentage of the full calendar months in the period from the Effective Date to December 31, 2002 (the "Employment Term") that shall have elapsed through the date of Seller's termination of employment, and (b) the fraction of the Escrow Amount, the numerator of which is the number of full calendar months between the Merger Date and the end of the month immediately prior to the date on which Curtis Laetz' employment with the Company is terminated, and the denominator of which is the number of full calendar months in the period from the Merger Date to December 31, 2002, in either case payable when the payment pursuant to Section 1.5 would have otherwise been payable had Curtis Laetz' employment not terminated, in each case plus interest on such sum as earned by the Escrow Account from the date the Curtis Laetz' employment terminated to the date of payment. The remainder shall be paid to Parent.

               (b) If Curtis Laetz' employment by the Company terminates for any reason other than a reason described in Section 1.9(a) above, the Escrow Amount shall be paid to the Seller.

               1.10   Tax Liability Loans.

               (a) If requested by the Seller not earlier than the date upon which any taxes are due, based upon the good faith advice of the Seller's tax advisor, the Purchaser shall provide a loan (the "Loan") to the Seller to enable the Seller to pay any 1999 tax liability that is incurred by the Seller by virtue of the Escrow Amount.

               (b) The Loans will (i) have a scheduled maturity date of 4 years from the date of issuance, (ii) accrue interest at the lowest permissible rate without imputation of income, compounded annually (currently approximately 4.8%), (iii) become payable in full (together with accrued interest) upon the earliest to occur of (A) the scheduled maturity date, (B) 30 days following the Seller's termination of employment for any reason, and (C) upon the occurrence of a default or insolvency or bankruptcy of either Seller and (iv) become payable with respect to the amount of any after-tax proceeds received by the Seller from the Escrow Amount.

               1.11 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               "Cumulative Performance Benchmark" shall mean the cumulative consolidated Performance Benchmark of the Company and its subsidiaries for the period beginning on the Effective Date and ending on December 31, 2002, as reported to the Parent as part of the Company's normal financial reporting and based on the Company's consolidated financial statements for the period from the Effective Date through December 31, 1999, and the years ended December 31, 2000, 2001 and 2002. Such calculation and report shall be final and binding on all parties.

               "Determination Date" shall mean the date that the Chief Financial Officer of the Parent finally determines the Cumulative Performance Benchmark, which date shall be no more than five business days after the Company's consolidated financial statements for the year ended December 31, 2002 have been approved by the Parent as part of its normal financial reporting.

               "Effective Date" shall mean October 1, 1999.

               "Employment Agreement" shall mean an Employment Agreement between the Company and Curtis Laetz which may be entered into after the Tender Offer Closing Date.

               "Instruction Date" shall mean the date that the Seller and the Chief Financial Officer of the Parent notify the Escrow Agent of the amount of the Cumulative Performance Benchmark and whether or not the Cumulative Performance Benchmark exceeded the Minimum Cumulative Escrow Performance Benchmark.

               "Merger Date" shall mean the date of the Effective Time of the Merger (as defined in the Merger Agreement).

               "Minimum Cumulative Escrow Performance Benchmark" shall mean a Cumulative Performance Benchmark of at least $164,600,000.

                "Offer" shall have the meaning assigned to such term in the Merger Agreement.

               "Performance Benchmark" shall mean, net sales less finance charges less cost of sales less sales, general and administrative expenses (SG&A) of the Company and its subsidiaries on a consolidated basis. For the avoidance of doubt, Performance Benchmark shall include acquisition goodwill amortization of the Company (including its consolidated subsidiaries) for acquisition goodwill created prior to the Tender Offer Closing Date of $4.152 million; and shall exclude (i) interest expense, (ii)the Parent's corporate expenses; (iii) the goodwill amortization of the Parent relating to the Merger and related purchase price adjustments; (iv) additional depreciation expense resulting from the write up of assets following the Merger; (iv) expenses relating to the period after the Merger for environmental, health and safety expenses, plant reorganization, product liability insurance savings; (v) savings resulting from the elimination of the obligation of the Company to report its financial results publicly; and
        (vi) the effect of acquisitions by the Company or its subsidiaries after the Merger Date or of the transfer by the Parent of any business or product line to the Company or its subsidiaries.

               "Tender Offer Closing Date" shall mean the date of Purchaser's purchase of Shares pursuant to the Offer.

               Should the Employment Agreement contain definitions of the foregoing terms which are different from those set forth above, this Agreement will be deemed to have been amended to contain such different definitions.

               1.12 Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in the Purchaser good and valid title to the Seller Shares.

        2.     REPRESENTATIONS AND WARRANTIES OF SELLER

               The Seller hereby represents and warrants to the Purchaser as follows:

               2.1 Ownership of Stock. Seller is the record and beneficial owner of the Seller Shares. The Seller Shares are owned free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws. At the Closing, Purchaser is acquiring a title to the Seller Shares free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by the Purchaser or any of its affiliates ("Affiliates") as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               2.2 Authorization, Etc. Seller has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               2.3 No Approvals or Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of any provision of, or constitute a default by the Seller (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or on the Seller's interest in the Seller Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which any of the Seller, or any of Seller's properties may be bound, (iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Seller or any of Seller's properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority.

        3.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

               The Purchaser hereby represents and warrants to the Seller as follows:
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                                                                               7


               3.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               3.2 Authorization Etc. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby to be carried out by it. The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly approved and authorized by all necessary corporate action on the part of the Purchaser, and no other proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed by the Purchaser and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               3.3 No Approvals or Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby to be consummated by it will not (i) violate, conflict with or result in a breach by the Purchaser of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by the Purchaser (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchaser's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Purchaser or any of its properties may be bound, (iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Purchaser or any of its properties, or
(iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority.

        4.     MISCELLANEOUS

               4.1 Transfer and Conveyance Taxes. The Seller shall be liable for and shall pay all applicable, transfer, recording, stamp and other similar taxes, resulting from the consummation of the transactions contemplated by this Agreement.

               4.2 Fees and Expenses. Except as otherwise provided in this Agreement, the Seller shall bear its own expenses and the Purchaser shall bear its own expenses in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. The Seller and the Purchaser shall bear the fees and expenses of any broker or finder retained by such party or parties and their respective affiliates in connection with the transactions contemplated herein.

               4.3 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Wisconsin.

               4.4 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Purchaser and the Seller.

               4.5 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing and remain in full force and effect.

               4.6 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the Purchaser, in the case of assignment by the Seller, and the Seller, in the case of any assignment by the Purchaser; provided that the Purchaser may assign its rights and interests under this Agreement to any of its Affiliates.

               4.7 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

               4.8 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered,
(b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

If to the Purchaser:

                                    c/o Textron Inc.
                                    40 Westminster Street
                                    Providence, Rhode Island 02903
                                    Attention: Vice President & General Counsel,
                                    Textron Industrial Products

If to the Seller:

                                    c/o Hill & Barlow
                                    One International Place
                                    Boston, Mass 02110
                                    Attention: T. Mahoney, Esquire

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

               Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

               4.9 Complete Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               4.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

               4.11 Publicity. The Seller and the Purchaser will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

               4.12 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               4.13 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

               4.14 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

               4.15 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY MILWAUKEE COUNTY, WISCONSIN AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND HIMSELF, AS THE CASE MAY BE, AND IN CONNECTION WITH ITS OR HIS, AS THE CASE MAY BE, RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE SELLER DESIGNATES CT CORPORATION SYSTEM AND SUCH OTHER PERSON AS MAY HEREINAFTER BE SELECTED BY THE SELLER WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS AGENT FOR THE SELLER TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PARTIES HERETO, AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.

               4.16 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF

THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

               4.17 For all purposes pursuant to this Agreement, including the receipt of funds, Curtis Laetz shall act on behalf of himself and Linda Laetz, and Purchaser shall be entitled to rely thereon.


              [THE REMAINDER OF THIS PAGE IS INTENDED TO BE BLANK]

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               IN WITNESS WHEREOF, the Seller has executed this Agreement, and the Purchaser has caused this Agreement to be executed by its duly authorized officer, in each case as of the day and year first above written.

                                        /s/ Curtis J. Laetz
                                        _______________________________
                                                Curtis Laetz


                                        /s/ Linda M. Laetz
                                        _______________________________
                                                Linda Laetz



                                        Telescope Acquisition Inc.

                                            /s/ Bhikhaji Maneckji
                                        By: ____________________________
                                            Name:  Bhikhaji M. Maneckji
                                            Title: Vice President

Exhibit 1.4
Intentionally Omitted.

Exhibit 1.5
Intentionally Omitted.